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                                                                    Exhibit 10.8





                              AMENDED AND RESTATED


                            EQUIPMENT LEASE AGREEMENT




                                     Between




                      SHANGHAI SHANDA NETWORKING CO., LTD.


                                       and


               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.








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                              AMENDED AND RESTATED

                            EQUIPMENT LEASE AGREEMENT


THIS AMENDED AND RESTATED EQUIPMENT LEASE AGREEMENT ("this Agreement") is entered into on this 9th day of December, 2003 by and between Shanghai Shanda Networking Co., Ltd. ("Party A"), a company organized and existing under the laws of the People's Republic of China (the "PRC"), and Shengqu Information Technology (Shanghai) Co., Ltd. ("Party B"), a wholly foreign-owned enterprise organized and existing under the laws of the PRC. Each of Party A and Party B shall hereinafter individually be referred to as a "Party" and collectively as the "Parties".

WHEREAS:

(1) The Parties entered into an Equipment Lease Agreement on February 18, 2003, pursuant to which Party A leases certain equipments from Party B.

(2) The Parties entered into an Amendment Agreement to Equipment Lease Agreement on February 25, 2003, pursuant to which the Parties modified rental provision and other provisions, and

(3) The Parties desire to integrate the above-mentioned agreements and make further amendments to these agreements.

NOW THEREFORE, the Equipment Lease Agreement and the Amendment Agreement to Equipment Lease Agreement dated February 18, 2003 and February 25, 2003 respectively shall be superseded by this Agreement after the effective date hereof and the Parties hereby agree as follows:

I.      ARTICLE 1 - DEFINITIONS

Unless this Agreement defines or the context requires otherwise, the following terms shall have the meanings given below when used in this Agreement:

1.1 "Term" shall mean the term of this Agreement as stated in Article 2.3 hereof;

1.2 "Equipments" shall mean the equipments leased by Party B to Party A as requested by Party A from time to time (particulars of Equipments are shown in relevant confirmation letter which specifies transferred equipments from time to time).

II.     ARTICLE 2 - GENERAL TERMS

2.1 Party B hereby agrees to lease to Party A, and Party A hereby agrees to rent from Party B, the Equipments pursuant to the terms and conditions of this Agreement.

2.2 Unless otherwise agreed by Party B in writing, Party A shall not rent any equipment from any third party.

2.3 This Agreement shall be effective upon execution hereof by authorized representatives

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        of the Parties (the "Effective Date") and shall remain effective for a period of 10 years. Party A shall not terminate this Agreement within the term of this Agreement.

2.4 Rental payable by Party A to Party B under this Agreement shall be 4.2% of the original value of the leased Equipments per month. Party A shall pay Rental to Party B on a quarterly basis.

III.    ARTICLE 3 - RENTAL

3.1 Unless this Agreement is terminated in accordance to the permissible terms hereof, Party A shall pay Party B the Rental as set forth in
        Section 2.4 hereof in consideration of the use of Equipments by Party A on a quarterly basis in accordance with Sections 3.2, 3.3 and 3.4 below.

3.2 The Rental for each quarter shall be payable within thirty (30) days of the last day of such quarter.

3.3 The Rental shall be paid in the currency of RMB to a bank account opened with a PRC bank by Party B (Party B shall provide Party A in writing the details of the said account).

3.4 In the event that Party A fails to make payment of the Rental to Party B on the due date under this Agreement, Party B shall be entitled to demand the payment of the Rental by issuing a written notice to Party A. Upon the receiving of such notice, Party A shall thereafter pay Party B an overdue interest on the amount outstanding. The annual rate of the said overdue interest shall be the aggregate of (i) the interest rate for short term commercial loans published on such due date by the People's Bank of China, and plus (ii) two percent (2%).

3.5 The Rental paid by Party A to Party B under this Agreement shall be the only fees payable by Party A with respect of the Equipments and the leasing of the Equipments hereunder. Unless otherwise expressly provided herein, Party A shall not be requested nor obliged to pay any other fee to Party B with respect of Party B's leasing of the Equipments to Party A or the performing of obligations hereunder by Party B.

IV.     ARTICLE 4 DELIVERY OF THE EQUIPMENTS

Upon request of Party A, Party B shall deliver the Equipments, including all documents necessary for the use of the Equipments, to Party A in a timely manner.

V.      ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARTY B

Party B hereby represents and warrants to Party A as follows:

5.1 Corporate Status and Good Standing. Party B is an enterprise duly organized, validly existing and in good standing under the laws of the PRC, with full corporate power and authority under its current Business License to operate and to conduct its business.

5.2 Authorization. Party B has full corporate power and authority under its Business License to execute and perform this Agreement. On or prior to the Effective Date, Party

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        B shall have taken all actions necessary to consummate the transactions contemplated hereby or required to be taken by Party B pursuant to the provisions hereof. This Agreement constitutes the valid and binding obligation of Party B enforceable in accordance with its terms.

VI.     ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARTY A

Party A makes the following representations and warranties to Party B with the intention of inducing Party B to enter into this Agreement and to consummate the transactions contemplated hereby, and Party A is aware that Party B will enter into this Agreement in reliance on such representations and warranties:

6.1 Corporate Status and Good Standing. Party A is a corporation duly organized, validly existing and in good standing under the laws of the PRC, with full corporate power and authority under its Articles of Association and Business License to conduct its business.

6.2 Authorization. Party A, with full corporate power and authority under its Articles of Association and Business License, has taken or will have taken on the Effective Date all necessary corporate actions to authorize the execution and performance of this Agreement, and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Party A enforceable in accordance with its terms.

6.3 Non-Contravention. To the knowledge of Party A, neither the execution and performance of this Agreement nor the consummation of the transactions contemplated hereby does or will violate, conflict with, result in a breach of any material provision of, constitute a default under, result in the termination of or permit any third party to terminate or accelerate the performance required on the part of Party A by the terms of, or accelerate the maturity of or require the repayment of any indebtedness of Party A under, any judgment, order, decree or material agreement or instrument to or by which Party A or any of its assets is subject to or bound by.

6.4 Governmental Approvals. No filing with, consent of or approval by any governmental, administrative or regulatory body, agency or commission is required on the part of Party A in connection with Party A's leasing of the Equipments from Party B under this Agreement.

VII.    ARTICLE 7 - ASSIGNMENT OF INTERESTS

Neither Party shall be entitled to assign or otherwise transfer any of its interests under this Agreement, whether in part or in whole, without the prior written consent of the other Party.

VIII.   ARTICLE 8 - EXTENSION OF AGREEMENT

This Agreement shall remain effective during the term hereof and will be automatically renewed upon expiry of each term unless Party B notifies Party A of its intention not to renew thirty (30) days before the current term expires.

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IX.     ARTICLE 9 - FORCE MAJEURE

9.1 Should either Party be prevented wholly or in part from fulfilling any of its obligations under this Agreement for reasons of force majeure, such obligation shall be suspended to the extent and for as long as such obligation is affected by the force majeure. The Party claiming force majeure under this Article 9 shall be entitled to such extension of time to fulfill such obligation as may be reasonably necessary in the circumstances, subject to the provisions of Article 9.3 below.

9.2 Force majeure hereunder shall be defined as any unforeseeable events, the happening and consequences of which are unpreventable or unavoidable, including but not limited to earthquake, typhoon, flood, fire, embargoes, riots or war, but shall exclude the financial difficulties of the Party claiming force majeure.

9.3 Within seven (7) days from the date of commencement of any event of force majeure or as soon as practicable thereafter, the Party affected shall advise the other Party by effective means of communication of the occurrence of such event and of the date when such event commenced; likewise, within seven (7) days after the end of such event, the Party affected shall advise the other Party by facsimile or e-mail of the date when such event ends, and shall also specify the re-determined time by which the performance of its obligations hereunder is to be completed.

        In case one Party fails to acknowledge such notification hereunder within fourteen (14) days after receipt hereof, the date of dispatch of communication shall be considered to be the date of notification, provided, however, that e-mail shall be confirmed in writing subsequent to the said date of dispatch.

X.      ARTICLE 10 - EXECUTION

This Agreement shall become effective upon the execution hereof by the duly authorised representative of each Party.

XI.     ARTICLE 11 - DISPUTE RESOLUTION

All disputes arising from the execution of, or in connection with this Agreement shall be settled through amicable negotiations between the Parties.

If no settlement can be reached through amicable negotiations, the dispute shall be submitted to the China International Economic and Trade Arbitration Commission (CIETAC) Shanghai Commission for arbitration, in accordance with its then effective arbitration rules. There shall be three arbitrators. The language used for the arbitration shall be Chinese.

The arbitral award shall be final and binding on both Parties. The costs of the arbitration shall be borne by the losing Party, unless the arbitration award stipulates otherwise.

XII.    ARTICLE 12 - NOTICE

12.1 Any notices or other communication required to be given under this Agreement by a Party shall be given to the other Party to the respective address below by air-mail, telefax or e-mail.


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        Important notices which involved the rights and/or obligations of either
        Party shall be in writing and sent by facsimile transmission, and shall be subsequently confirmed by registered air-mail with postage prepaid, to the respective addressee at the addresses given below.

12.2 The addresses for exchange of correspondence of the Parties hereto are as follows:

        For Party A:
        Shanghai Shanda Networking Co., Ltd.
        Address:      21st floor, Hua Rong Plaza, 1289 South Pudong Road,
                      Shanghai, PRC
        Postal Code:  200122
        Attention:
        Fax:          50504720-8088

        For Party B:
        Shengqu Information Technology (Shanghai) Co., Ltd.
        Address:      Room 638-7, Building 2, 351 Guoshoujing Road,
                      Zhangjiang Hi-Tech Park, Shanghai, China
        Attention:    Ms Luo QianQian
        Fax:

12.3 Any change of either Party's address shall be notified to the other Party in the manner provided above immediately after such change becomes effective.

XIII.   ARTICLE 13 - MISCELLANEOUS

13.1    This Agreement is executed in Chinese.

13.2 Failure or delay on the part of any Party hereto to exercise any right, power or privilege under this Agreement shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any future exercise thereof.

13.3 The invalidity of any provision of this Agreement shall not invalidate any other provision or provisions thereto, unless and to the extent where the Parties are aware of the invalidity of the provision prior to signing this Agreement, they could not reasonably have been expected to have agreed to such other provision or provisions.

13.4 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements between them.

13.5 No variation of or supplement to this Agreement shall be effective unless the Parties have agreed in writing and have respectively obtained the required authorizations and approvals (including an approval that Party B must obtain from the audit committee or other independent institution, which has been established under the Sarbanes-Oxley
        Act and the NASDAQ Rules, of the board of directors of Party B's overseas holding company, Shanda Interactive Entertainment Limited).


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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

            [Remainder of this page has been intentionally left blank]



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[This is the execution page]

Party A: Shanghai Shanda Networking Co., Ltd.
(Seal)

-------------------
Authorized representative

Party B: Shengqu Information Technology (Shanghai) Co. Ltd.
(Seal)

-----------------
Authorized representative


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